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EXHIBIT 3.36

UNITED STATES OF AMERICA STATE OF LOUISIANA PARISH OF ORLEANS	: : : : : : : : : :	ARTICLES OF ORGANIZATION OF APCOA LaSALLE PARKING COMPANY, LLC

        BE IT KNOWN, that on this 16th day of December, 1998,

        BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the State of Louisiana, Parish of Orleans, and in the presence of the undersigned competent witnesses,

        PERSONALLY CAME AND APPEARED:

  HENRY O'CONNOR, JR., a person of the full age of majority and a resident of the Parish of Orleans, whose mailing address is 201 St. Charles Avenue, Suite 3201, New Orleans, LA 70170 ("O'Connor"),

who declared unto me, Notary, that availing himself of the provisions of the Louisiana Limited Liability Company Law, Title 12, Section 1301 et seq. of the Revised Statutes of Louisiana, he does hereby form a limited liability company (the "Company") under the following Articles of Organization, to-wit:

ARTICLE I

        The name of the Company shall be:

APCOA LaSALLE PARKING COMPANY, LLC

ARTICLE II

        The nature of the business and of the purposes to be conducted and promoted by the Company is to engage solely in the following activities:

  1.
  To develop, construct, own, acquire by lease or otherwise, operate, repair and maintain commercial parking facilities situated in and upon the land described on Schedule A (the "Property") and all improvements now and hereafter constructed thereon.

  2.
  To exercise all powers enumerated in the Limited Liability Company Law of the State of Louisiana necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

ARTICLE III

        The Company shall dissolve on December 31, 2050 unless sooner dissolved pursuant to the provisions of the Limited Liability Company Law.

ARTICLE IV

        All powers of the Company not otherwise fixed by law shall be vested in the Managers of the Company, who may, but need not, be members of the Company.

        Each Manager is vested with the authority to conduct all of the affairs of the Company, including, without restriction, the authority to:

    (i)
    Incur indebtedness on behalf of the Company other than in the ordinary course of its business;

    (ii)
    Sell, exchange, lease, mortgage, pledge, or otherwise transfer all or substantially all of the assets of the Company; and

    (iii)
    Alienate, lease, encumber or grant a security interest in any movable or immovable property of the Company.

Any mortgage, chattel mortgage or security agreement granted on behalf of the Company with respect to any of the movable or immovable property of the Company may include a confession of judgment, waiver of appraisal, pact de non alienando, authorization of executory process and all other usual Louisiana security clauses.

ARTICLE V

        To the extent allowed by the provisions of Louisiana Revised Statutes 12:1315, no Manager of the Company shall be personally liable for monetary damages for breach of his or her fiduciary duty as a Manager, except that this Article shall not eliminate the personal liability of a Manager for (a) any breach of his or her duty of loyalty to the Company or its members; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) liability under Louisiana Revised Statutes 12:1328; or (d) any transaction from which the Manager derived an improper personal benefit.

ARTICLE VI

        The internal affairs of the Company shall be regulated by an operating agreement to be entered into among all persons who are now or may subsequently become members of the Company. Nothing in the operating agreement shall diminish or conflict with the grant of authority to the Managers set forth in Article IV of these Articles.

ARTICLE VII

        The Managers and members of this Company shall have the benefit of all of the rights, privileges, powers and immunities of the Limited Liability Company Law, including particularly, but not limited to, the provisions of La. R.S. 12:1320.

        THUS DONE AND SIGNED in my office in the City of New Orleans, Parish of Orleans, State of Louisiana, in the presence of the undersigned competent witnesses, who have hereunto signed their names, together with said appearers and me, Notary, after due reading of the whole, on the date first hereinabove written.

WITNESSES:

[Illegible]	/s/ Henry O'Connor, Jr. HENRY O'CONNOR, JR.
[Illegible]
[Illegible] NOTARY PUBLIC

SCHEDULE "A"

        A certain portion of ground together with all improvements thereon, and all rights, ways, privileges, servitudes and advantages thereunto belonging or in anywise appertaining, situated in the First District Square 340 bounded by Perdido Street, LaSalle Street, Gravier Street and the former S. Liberty Street in the City of New Orleans, State of Louisiana being that parcel of land designated as State Lease Parcel on a survey by the office of Gandolfo, Kuhn & Associates dated November 13, 1998 (Drawing N-31) and more fully described as follows:

        Commence at a point on the intersection of the Northerly line of Perdido Street and the Easterly line of LaSalle Street being the Point of Beginning;

        thence go along said line of LaSalle Street a distance of 435.95 feet to a point on the southerly line of Gravier Street;

        thence go along said line of Gravier Street at an interior angle of 81°10'05" a distance of 175.35 feet to a point along the (projected) westerly building line of The Louisiana State Office Building;

        thence go along said line of the polished marble of the Louisiana State Office Building at an interior angle of 89°55'43" a distance of 430.78 feet to a point on the northerly line of Perdido Street;

        thence go along said line of Perdido Street at an interior angle of 90°04'17" a distance of 107.88 to the point of beginning at a closing angle of 98°49'55". Containing 1.40 acres.

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ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
SCHEDULE "A"